Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Kevin Jones	Julie Craven
(507) 437-5248	(507) 437-5345
kcjones@hormel.com	media@hormel.com

HORMEL FOODS REPORTS RECORD SECOND QUARTER RESULTS

AUSTIN, Minn. (May 23, 2012) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal year 2012 second quarter.

All comparisons are to the second quarter or first half of fiscal 2011.

HIGHLIGHTS

Second Quarter

                Diluted EPS of $.48, up 20 percent from diluted EPS of $.40

                Segment operating profit up 9 percent

                Dollar sales of $2 billion, up 3 percent

                Volume down 2 percent

                Jennie-O Turkey Store operating profit up 50 percent; volume down 2 percent; dollar sales up 7 percent

                Refrigerated Foods operating profit down 25 percent; volume down 4 percent; dollar sales down 1 percent

                Grocery Products operating profit up 10 percent; volume down 3 percent; dollar sales up 1 percent

                Specialty Foods operating profit up 9 percent; volume up 2 percent; dollar sales up 12 percent

                All Other (primarily Hormel Foods International) operating profit up 52 percent; volume up 10 percent; dollar sales up 11 percent

The company reported fiscal 2012 second quarter net earnings of $127.9 million, up 17 percent from net earnings of $109.6 million a year earlier. For the six months ended April 29, 2012, net earnings were $256.3 million, down 1 percent from net earnings of $258.4 million the same period last year.  Diluted net earnings per share for the six months ended April 29, 2012 were $.95, equal to diluted net earnings per share of $.95 last year.

Sales for the quarter were $2 billion, up 3 percent from fiscal 2011. For the six months ended April 29, 2012, sales totaled $4.1 billion, up 4 percent from the same period last year.

COMMENTARY

“We are pleased to report record earnings and sales for the second quarter. This is a good example of our balanced business model in action, as we were able to increase earnings in four out of five segments.” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer, “Sales grew three percent, again with four of our five segments registering gains.”

“Our Jennie-O Turkey Store segment delivered another outstanding quarter, driven by value-added sales growth. Our International business also achieved impressive results, led by strong export sales. Both our Grocery Products and Specialty Foods segments returned to earnings growth during the quarter. Results of our Refrigerated Foods segment were significantly pressured by lower pork operating margins,” Ettinger remarked.

“We are particularly encouraged by the continued growth of our Jennie-O Turkey Store value-added sales and our MegaMex Foods joint venture,” Ettinger stated.

SEGMENT OPERATING HIGHLIGHTS – SECOND QUARTER

Grocery Products (13% of Net Sales, 22% of Total Segment Operating Profit)

The Grocery Products segment operating profit increased 10 percent, aided by lower pork and beef input costs.  Net sales exceeded last year by 1 percent. Strong results by our SPAM® family of products and our MegaMex Foods products offset soft sales of our microwave products and DINTY MOORE® stew.

Refrigerated Foods (51% of Net Sales, 27% of Total Segment Operating Profit)

Refrigerated Foods segment profit declined 25 percent, due primarily to lower pork operating margins during the quarter.  Net sales for the quarter declined 1 percent, with lower commodity pork sales offsetting strong sales of HORMEL® NATURAL CHOICE® deli meats, HORMEL® party trays, HORMEL® pepperoni and DILUSSO® deli products. Foodservice value-added sales also grew during the quarter.

Jennie-O Turkey Store (20% of Net Sales, 35% of Total Segment Operating Profit)

Jennie-O Turkey Store had another excellent quarter, with segment operating profit up 50 percent from a year ago, driven by value-added sales. Net sales for the quarter rose 7 percent, led by sales of JENNIE-O TURKEY STORE® retail tray pack and turkey burgers.

Specialty Foods (11% of Net Sales, 10% of Total Segment Operating Profit)

The Specialty Foods segment operating profit increased 9 percent, as pricing actions taken earlier helped offset higher raw material costs.  Net sales grew 12 percent, led by sales of private label canned meats, ingredients, bulk and nutritional items.

All Other (5% of Net Sales, 6% of Total Segment Operating Profit)

The All Other segment, which consists primarily of Hormel Foods International, grew segment profit 52 percent, and grew net sales by 11 percent, driven by stronger exports of fresh pork and the SPAM® family of products.

General Corporate Expense

General corporate expenses were lower than last year due primarily to lower pension and insurance costs.

OUTLOOK

“Our second quarter results provide positive momentum heading into the back half of the year.  We believe continued weaker pork operating margins will be more than offset by stronger results from our other segments. We expect sales in the center of the store to slowly improve as we continue our advertising support of our HORMEL® and SPAM® brands. Taking all of the relevant factors into account, we are maintaining our full-year earnings guidance range of $1.79 to $1.89 per share,” Ettinger concluded.

DIVIDENDS

Effective May 15, 2012, the Company paid its 335th consecutive quarterly dividend, at the annual rate of $.60.

CONFERENCE CALL

A conference call will be Webcast at 8:30 a.m. CT (9:30 a.m. ET) on Wednesday, May 23, 2012. Access is available at http://www.hormelfoods.com.  If you do not have Internet access and want to listen to the call over the phone, the dial in number is 877-941-0844 and you must provide the access code of 4535051. An audio replay is available by calling 800-406-7325 and entering access code 4535051. The audio replay will be available beginning at 10:30 a.m. CT on Wednesday, May 23, 2012, through 11:59 p.m. CT on Wednesday, June 6, 2012. The Webcast replay will be available at 10:30 a.m. CT, Wednesday, May 23, 2012, and archived for one year.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s 500 Index, Dow Jones Sustainability Indexes, Maplecroft Climate Innovation Indexes, and was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the fourth year in a row in 2012.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appear on pages 28-35 in the company’s Form 10-Q for the quarter ended January 29, 2012, which was filed with the SEC on March 9, 2012, and can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Segment Data

Fiscal 2012 Second Quarter Segment Operating Results (dollars in thousands)

	SECOND QUARTER – 13 WEEKS ENDED

NET SALES	April 29, 2012	May 1, 2011	% Change
Grocery Products	$263,993	$260,273	1.4
Refrigerated Foods	1,031,975	1,040,624	(0.8)
Jennie-O Turkey Store	391,053	365,953	6.9
Specialty Foods	228,947	205,001	11.7
All Other	96,891	87,190	11.1
Total	$2,012,859	$1,959,041	2.7

OPERATING PROFIT
Grocery Products	$42,858	$39,048	9.8
Refrigerated Foods	53,009	70,250	(24.5)
Jennie-O Turkey Store	70,198	46,703	50.3
Specialty Foods	20,859	19,164	8.8
All Other	12,855	8,444	52.2
Total segment operating profit	199,779	183,609	8.8
Net interest and investment expense (income)	945	5,215	(81.9)
General corporate expense	6,088	11,969	(49.1)
Noncontrolling interest	1,048	1,123	(6.7)
Earnings before income taxes	$193,794	$167,548	15.7

	YEAR TO DATE – 26 WEEKS ENDED

NET SALES	April 29, 2012	May 1, 2011	% Change
Grocery Products	$533,472	$537,172	(0.7)
Refrigerated Foods	2,115,500	2,051,326	3.1
Jennie-O Turkey Store	768,424	730,470	5.2
Specialty Foods	446,971	396,346	12.8
All Other	187,931	165,285	13.7
Total	$4,052,298	$3,880,599	4.4

OPERATING PROFIT
Grocery Products	$86,951	$87,610	(0.8)
Refrigerated Foods	106,758	166,384	(35.8)
Jennie-O Turkey Store	146,960	120,528	21.9
Specialty Foods	37,506	36,442	2.9
All Other	25,326	18,437	37.4
Total segment operating profit	403,501	429,401	(6.0)
Net interest and investment expense (income)	2,569	11,353	(77.4)
General corporate expense	14,815	23,221	(36.2)
Noncontrolling interest	1,986	2,332	(14.8)
Earnings before income taxes	$388,103	$397,159	(2.3)

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	4-29-2012	5-1-2011	4-29-2012	5-1-2011

Net sales	$2,012,859	$1,959,041	$4,052,298	$3,880,599

Cost of products sold	1,677,252	1,632,814	3,379,282	3,180,367

GROSS PROFIT:	335,607	326,227	673,016	700,232

Selling, general and administrative	148,684	160,136	301,161	305,297

Equity in earnings of affiliates	7,816	6,672	18,817	13,577

OPERATING INCOME:	194,739	172,763	390,672	408,512

Other income & expenses:
Interest & investment income	2,338	1,972	3,928	2,413
Interest expense	(3,283)	(7,187)	(6,497)	(13,766)

EARNINGS BEFORE INCOME TAXES:	193,794	167,548	388,103	397,159

Provision for income taxes	64,859	56,846	129,835	136,422
(effective tax rate)	33.47%	33.93%	33.45%	34.35%

NET EARNINGS	128,935	110,702	258,268	260,737
Less: net earnings attributable to noncontrolling interest	1,048	1,123	1,986	2,332
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$127,887	$109,579	$256,282	$258,405

NET EARNINGS PER SHARE
Basic	$.49	$.41	$.97	$.97
Diluted	$.48	$.40	$.95	$.95

WEIGHTED AVG SHARES O/S
Basic	263,610	267,207	263,778	266,868
Diluted	269,061	272,847	269,334	272,293

DIVIDENDS DECLARED
PER SHARE	$.1500	$.1275	$.3000	$.2550

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	April 29, 2012	October 30, 2011
	(in thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$524,779	$463,130
Short-term marketable securities	76,811	76,077
Accounts receivable	439,348	461,110
Inventories	912,672	885,823
Income taxes receivable	16,649	24,423
Deferred income taxes	69,485	69,203
Prepaid expenses	11,986	10,048
Other current assets	8,345	8,417

TOTAL CURRENT ASSETS	2,060,075	1,998,231

INTANGIBLES	758,468	762,930

OTHER ASSETS	587,591	576,140

PROPERTY, PLANT & EQUIPMENT, NET	908,529	907,090

TOTAL ASSETS	$4,314,663	$4,244,391

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$699,968	$778,186

LONG-TERM DEBT – LESS CURRENT MATURITIES	250,000	250,000

OTHER LONG-TERM LIABILITIES	558,872	556,389

SHAREHOLDERS’ INVESTMENT	2,805,823	2,659,816

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$4,314,663	$4,244,391

HORMEL FOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended
	4-29-2012	5-1-2011
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$258,268	$260,737
Depreciation and amortization of intangibles	59,707	62,281
Increase in working capital	(100,401)	(35,822)
Other	(4,543)	(11,277)
NET CASH PROVIDED BY OPERATING ACTIVITIES	213,031	275,919

INVESTING ACTIVITIES
Net sale of securities	-	5,000
Acquisitions of businesses/intangibles	(168)	(7,207)
Net purchases of property / equipment	(56,414)	(33,721)
Decrease in investments, equity in affiliates, and other assets	4,746	3,465
NET CASH USED IN INVESTING ACTIVITIES	(51,836)	(32,463)

FINANCING ACTIVITIES
Proceeds from long-term debt, net	-	247,657
Dividends paid on common stock	(73,186)	(61,925)
Share repurchase	(42,088)	(34,718)
Other	14,662	49,871
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(100,612)	200,885
EFFECT OF EXCHANGE RATE CHANGES ON CASH	1,066	1,518
INCREASE IN CASH AND CASH EQUIVALENTS	61,649	445,859
Cash and cash equivalents at beginning of year	463,130	467,845
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$524,779	$913,704